AMENDMENT NUMBER 1 TO SEVERANCE PROTECTION AGREEMENT

THIS AMENDMENT NUMBER 1 to SEVERANCE PROTECTION AGREEMENT (this “Amendment”) is made as of December 1, 2008, by and between Century Aluminum Company, a Delaware corporation (the “Company”), and Wayne R. Hale (the “Executive”).

RECITALS

A.  The Company and the Executive are parties to a Severance Protection Agreement, made as of March 1, 2007 (the “Agreement”).

B.   The Company and the Executive desire to amend certain provisions of the Agreement to comply with Section 409A of the Internal Revenue Code of 1986, as amended, effective as of the effective date of the Agreement (the “Effective Date”).

THE PARTIES AGREE AS FOLLOWS:

1.	Amendment with regard to Section 2.3(a). Section 2.3(a) of the Agreement is deleted in its entirety and replaced as follows:

“2.3.  Change in Control.  For purposes of this Agreement, a “Change in Control” shall mean any of the following events:

(a)           An acquisition of any voting securities of the Company (the “Voting Securities”) by any “Person” (as the term person is used for purposes of Section 13(d) or 14(d) of the Securities Exchange Act of 1934) immediately after which such Person has “Beneficial Ownership” (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934) of 20% or more of the combined voting power of the Company’s then outstanding Voting Securities or, in the case of Glencore International AG and its affiliates (collectively, “Glencore”), Beneficial Ownership of 50% or more of such Voting Securities; provided, however, that in determining whether a Change in Control has occurred, Voting Securities which are acquired by any Person other than Glencore in a Non-Control Acquisition (as hereinafter defined) shall not constitute an acquisition which would cause a Change in Control.  A “Non-Control Acquisition” shall mean an acquisition by (1) an employee benefit plan (or a trust forming a part thereof) maintained by (x) the Company or (y) any corporation or other Person of which a majority of its voting power or its equity securities or equity interest is owned directly or indirectly by the Company (a “Subsidiary”), (2) the Company or any Subsidiary, or (3) any Person in connection with a Non-Control Transaction (as hereinafter defined);”

2.	Amendment with regard to Confidential Information. A new section 3.1(f) of the Agreement is hereby added in its entirety as follows:

“(f)           Protection of Confidential Information.

(i)           The Executive acknowledges that his work for the Company will give him access to highly confidential information not available to the public or competitors, including, without limitation, information relating to research and development, marketing plans, copyrightable material, trade secrets and other proprietary or strategic information, which it would be impracticable for the Company to effectively protect and preserve in the absence of this Section 3.1(f) and the disclosure or misappropriation of which could materially adversely affect the Company.  Accordingly, the Executive hereby agrees:

(A)           Except as specifically permitted by this Section 3.1(f), the Executive will not communicate or divulge to or use for the benefit of himself or any other person, firm, association, or corporation, without the prior written consent of the Company, any Confidential Information (as defined herein) that may be communicated to, acquired by or learned of by the Executive in the course of, or as a result of, the Executive's employment with the Company or any of its affiliates.  As used herein, "Confidential Information" shall mean information not generally known about the Company and its affiliates, services and products, whether written or not, including, without limitation, information relating to research, development, purchasing, marketing plans, computer software or programs, any copyrightable material, trade secrets and proprietary information, including, but not limited to, customer lists.

(B)           All Confidential Information which is communicated to, acquired by or learned of by the Executive shall remain the sole property of the Company or its affiliates.

(ii)           The confidentiality obligations in this Section 3.1(f) shall not apply to Confidential Information which is or becomes generally available to the public other than as a result of disclosure by the Executive.  If the Executive is required to make disclosure of information subject to this Section 3.1(f) under any court order, subpoena, or other judicial process, then, except as prohibited by law, the Executive will promptly notify the Company thereof, take all reasonable steps requested by the Company to defend against the compulsory disclosure and permit the Company to control with counsel of its choice any proceeding relating to the compulsory disclosure.

(iii)           Upon request by the Company, the Executive agrees to deliver promptly to the Company at the termination of the Executive's employment, or at such other times as the Company may request, all memoranda, notes, plans, records, reports and other documents (and all copies thereof) containing Confidential Information which the Executive may then possess or have under his control.”

3.	Section 409A. The Agreement is amended to add the following new Section 15 at the end thereof, effective on the Effective Date:

“15.                      Section 409A.

(a)           To the fullest extent applicable, amounts and other benefits payable under this Agreement are intended to be exempt from the definition of “nonqualified deferred compensation” under Section 409A of the Code in accordance with one or more of the exemptions available under the Treasury regulations promulgated under Section 409A.  In this regard, each such payment that is made in a series of scheduled installments shall be deemed a separate payment for purposes of Section 409A.

(b)           To the extent that any amounts or benefits payable under this Agreement are or become subject to Section 409A due to a failure to qualify for an exemption from the definition of nonqualified deferred compensation under Section 409A, this Agreement is intended to comply with the applicable requirements of Section 409A with respect to such amounts or benefits.  This Agreement shall be interpreted and administered to the extent possible in a manner consistent with the foregoing statement of intent.

(c)           Notwithstanding anything in this Agreement or elsewhere to the contrary, if the Executive is a “Specified Employee” (within the meaning of Section 409A(a)(2)(B)(i) of the Code, as determined by the Company’s Compensation Committee) on the date of his termination of employment, and the Company reasonably determines that any amount or other benefit payable under this Agreement on account of the Executive’s separation from service, within the meaning of Section 409A(a)(2)(A)(i) of the Code, constitutes nonqualified deferred compensation that will violate the requirements of Section 409A(a)(2) if paid or provided at the time specified in the Agreement, then the payment or provision thereof shall be postponed to the first business day of the seventh month following the date of termination or, if earlier, the date of the Executive’s death (the “Delayed Payment Date”), and the remaining amounts or benefits shall be paid at the times otherwise provided under the Agreement.  The Company and the Executive may agree to take other actions to avoid a violation of Section 409A at such time and in such manner as permitted under Section 409A.  If this Section 15(c) requires a delay of any payment, such payment shall be accumulated and paid in a single lump sum on the Delayed Payment Date together with interest for the period of delay, compounded monthly, equal to the prime rate as set forth in the Eastern edition of the Wall Street Journal on the date of termination.  If a benefit subject to the delayed payment rules of this Section 15(c) is to be provided other than by the payment of money to the Executive, then the provision of such benefit prior to the Delayed Payment Date is conditioned on pre-payment by the Executive to the Company of the full taxable value of the benefit and following the Delayed Payment Date, the Company shall repay the Executive for the payments made by the Executive pursuant to the terms of this sentence which would otherwise not have been required of the Executive.

(d)           Subject to Section 15(c), and to the extent required to comply with Section 409A, a portion of the amount provided for in Section 3.1(c)(ii) shall be paid at the same time and in the same form as required for the payment of severance under the Executive’s Employment Agreement, rather than a single lump sum, to the extent such portion would have been payable in such alternative form under the Executive’s Employment Agreement in the absence of a Change in Control, and the Executive’s date of termination does not occur within two years following a Change in Control that satisfies the requirements for a change in the ownership or effective control of the Company, or a change in the ownership of a substantial portion of the assets of the Company, under Section 409A, as determined pursuant to the applicable guidance thereunder.  If payment cannot be made in a lump sum pursuant to this provision, each installment payment shall include interest for the period of delay, compounded monthly, equal to the prime rate as set forth in the Eastern edition of the Wall Street Journal on the date when the lump sum payment would otherwise have been made.]

(e)           Notwithstanding any provision of this Agreement to the contrary, the time of payment of any performance shares that are subject to Section 409A as “nonqualified deferred compensation” and that vest pursuant to this Agreement shall not be accelerated unless such acceleration complies with the requirements of Section 409A of the Code, as determined pursuant to applicable guidance issued thereunder.  If the payment of vested performance shares cannot be accelerated pursuant to this provision, payment shall include interest for the period of delay, compounded monthly, equal to the prime rate as set forth in the Eastern edition of the Wall Street Journal on the date when payment of the vested performance shares would otherwise have been made.

(f)           The Executive’s date of termination for purposes of determining the date that any payment or benefit that is treated as nonqualified deferred compensation under Code Section 409A is to be paid or provided (or in determining whether an exemption to such treatment applies), and for purposes of determining whether the Executive is a “Specified Employee” on the date of termination, shall be the date on which the Executive has incurred a “separation from service” within the meaning of Section 409A(a)(2)(A)(i) and applicable guidance thereunder.

(g)           To the extent the Company is required pursuant to this Agreement to reimburse expenses incurred by the Executive, and such reimbursement obligation is subject to Section 409A of the Code, the Company shall reimburse any such eligible expenses by the end of the calendar year next following the calendar year in which the expense was incurred, subject to any earlier required deadline for payment otherwise applicable under this Agreement; provided, however, that the following sentence shall apply to any tax gross-up payment (if applicable) to the extent subject to Section 409A.  Any such tax gross-up payment will be made by the end of the calendar year next following the calendar year in which the Executive remits the related taxes, and any required reimbursement of expenses incurred due to a tax audit or litigation addressing the existence or amount of a tax liability will be made by the end of the calendar year next following the calendar year in which the taxes that are the subject of the audit or litigation are remitted to the taxing authority, or where as a result of such audit or litigation no taxes are remitted, the end of the calendar year next following the calendar year in which such audit is completed or there is a final and nonappealable settlement or other resolution of the litigation, in each case subject to any earlier required deadline for payment otherwise applicable under this Agreement,  In addition, to the extent subject to Section 409A, the right to reimbursement or in-kind benefits under this Agreement shall not be subject to liquidation or exchange for another benefit, notwithstanding any contrary provision of this Agreement.

(h)           To the extent the Company is required pursuant to this Agreement to provide continued employee benefits following termination of employment, the provision of such benefits shall be structured in a manner that complies with Section 409A.   Any offset of the Company’s obligation to provide benefits under this Agreement as a result of the provision of benefits pursuant to a subsequent employer’s benefit plans, and any offset of the Company’s obligation to provide severance or termination pay under other agreements or arrangements as a result of the provision of pay and benefits under this Agreement, shall be structured in a manner that does not result in a change in the time or form of payment of non-qualified deferred compensation that violates Section 409A.

(i)           The Executive consents to be bound by the terms of the Supplemental Retirement Income Benefit Plan as amended by the Company for purposes of Section 409A.”

4.
Incorporation of Amendment and Agreement.  Except as explicitly set forth in this Amendment, the parties do not intend to modify the terms and conditions of the Agreement, those terms and conditions shall remain in full force and effect, and they shall be incorporated into this Amendment by this reference.

5.	Miscellaneous.

A.
This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument.

B.
Wherever possible, each provision of this Amendment shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Amendment shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Amendment.

C.
This Amendment shall be interpreted and construed in accordance with the laws of the State of California.  Each of the Company and Executive consents to the jurisdiction of any state or federal court sitting in California, in any action or proceeding arising out of or relating to this Amendment.

IN WITNESS WHEREOF, this Amendment has been executed effective as of the Effective Date.

CENTURY ALUMINUM COMPANY		EXECUTIVE
By:	/s/ Logan Kruger	By:	/s/ Wayne R. Hale
Name:	Logan Kruger	Name:	Wayne R. Hale
Title:	President and Chief Executive Officer